Exhibit 99.1

Liquidity Services Receives Three Month Contract Extension

for U.S. Department of Defense Surplus Property Sales

WASHINGTON - July 21, 2015 — Liquidity Services, Inc. (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced that the Defense Logistics Agency (DLA) has determined it is in the best interest of the Government to extend the remaining three 30-day option periods under its Surplus sales contract (Surplus Contract) for the disposition of usable surplus property from the U.S. Department of Defense. Through this unilateral contract amendment, the current Surplus Contract’s performance period has been extended through November 14, 2015.  During this period, the U.S. Department of Defense (DoD) will continue to use Liquidity Services as the primary sales channel for the disposition of surplus property.

Under the terms of the Surplus Contract extension, Liquidity Services manages the receipt, storage, marketing, and disposition of all usable non-rolling stock surplus personal property generated by DoD installations throughout the United States and its territories. All other terms, including pricing, remain consistent with the prior Surplus Contract. Assets are offered for sale through Liquidity Services’ online auction marketplace, www.GovLiquidation.com, to a global buyer base.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 7,000 clients worldwide. With approximately $1 billion in annual sales proceeds, and nearly 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

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Investor Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com